Exhibit 99.1

NEWS RELEASE

For Release on February 26, 2013 (925) 302-1014	Contact: Frank Romejko Vice President of Finance / Interim Chief Financial Officer

GIGA-TRONICS AND ACTIVE VALUE INVESTORS, LLC CLOSE $500,000 STRATEGIC INVESTMENT

SAN RAMON, CA - February 26, 2013 -- Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced that on February 25 it completed the previously announced private placement of preferred stock to an affiliate of Active Value Investors, LLC for gross proceeds of $500,000.

The Company has issued 3,425.65 shares of a new series of convertible preferred stock at a price of $146.00 per share to Active Value Investors, LLC. The preferred shares are initially convertible into 342,465 shares or approximately 5.4% (after giving effect to the conversion) of the Company’s common stock, or the equivalent of $1.46 per share of common stock. The convertible preferred stock are generally entitled to vote together with the common stock on matters submitted to the Company’s shareholders on an as-converted basis. As part of the transaction, the parties also entered into an Investor Rights Agreement providing for resale registration rights with respect to certain shares of common stock issuable upon conversion of the preferred stock and an Amended and Restated Warrant reducing the number of shares issuable under a warrant held by the investor from 848,684 to 506,219.

The Company plans to use the investment proceeds primarily for research and development of new products in its instrument business.

The Company has previously filed the Securities Purchase Agreement and Certificate of Determination for the preferred stock on a Form 8-K and will file the Form of Stock Certificate, Amended Warrant and Investor Rights Agreement on a Current Report on Form 8-K to which investors should refer for additional detail on the terms of the preferred stock and the investment.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide. Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Additional information may be found at http://www.gigatronics.com

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

About Active Value Investors, LLC

Active Value Investors, LLC (“AVI”) is a private investment firm focused on acquiring significant ownership stakes in undervalued publicly-traded companies in the technology, media, and telecommunications sectors. AVI’s investment objective is to maximize value for its investors by investing in companies whose market valuations are well below their “intrinsic value,” and to unlock value in those companies by encouraging the management to adopt AVI’s proposals. These proposals could include positive corporate actions, such as privatization by the parent, management buyout, large-scale share buyback and increased dividends. AVI often partners with management teams and the board to accelerate their value creation initiatives. Additional information may be found at http://www.activevalueinvestors.com

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

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Giga-tronics Inquiries:

Frank Romejko

Vice President, Finance & Interim Chief Financial Officer

(925) 302-1014

Active Value Investors, LLC Inquiries:

Darren C. Wallis, Co-Founder and Managing Partner

(610) 710-4354

dwallis@activevalueinvestors.com

Active Value Investors, LLC Media Inquiries:

Hedge Fund Solutions, LLC

Damien Park

(215) 325-0514

dpark@hedgerelations.com